Exhibit 5.1

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

December 11, 2025

Alpha Modus Holdings, Inc.

20311 Chartwell Center Dr., #1469

Cornelius, NC 28031

Re:	Alpha Modus Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 under the Securities Act of 1933, filed on December 11, 2025 (the “Registration Statement”), filed by Alpha Modus Holdings, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (as filed and as it may be subsequently amended, the “Registration Statement”). The Registration Statement relates to the registration of (i) up to 11,292,615 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) that have been or may be issued by the Company to the Selling Securityholders listed in the Registration Statement (the “Resale Shares”); and (ii) up to 8,833,635 warrants to purchase shares of Common Stock that have been issued to the Selling Securityholders listed in the Registration Statement (the “Warrants”); and (iii) 8,833,635 shares of Common Stock that are issuable upon the exercise of the Warrants (the “Warrant Shares”).

Assumptions

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the following documents in connection with this matter:

1.	The Company’s Certificate of Incorporation, as amended and restated;

2.	The Company’s Bylaws, as amended;

3.	The Registration Statement; and

4.	Unanimous Consents of the Company’s Board of Directors.

We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Conclusions

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	Alpha Modus Holdings, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	As to the Resale Shares, (i) the 3,610,339 Resale Shares that are defined as “SPAC Shares” in the Registration Statement are validly issued, fully paid and non-assessable, (ii) the 6,278,664 Resale Shares that are defined as “Consideration Shares” and issuable to the “Service Providers” as defined in the Registration Statement, when issued by the Company in accordance with the terms of the Service Providers’ agreements with the Company in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable, and (iii) the 1,403,612 Resale Shares that are defined as “Convertible Note Shares in the Registration Statement, issuable upon conversion of the Notes described in the Registration Statement, when issued by the Company in accordance with the terms of the Notes in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.	The Warrants are validly issued, fully paid and non-assessable.

4.	The issuance of the Warrant Shares has been duly authorized, and upon issuance in accordance with the Registration Statement and the terms of the Warrants, the obligation to issue the Warrant Shares upon exercise of the Warrants will be a binding obligation of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in the Prospectus in the Registration Statement under the caption “Legal Matters.” In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including Item 509 of Regulation S-K.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC